Exhibit 23.2

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Global Eagle Entertainment, Inc. (formerly known as Global Eagle Acquisition Corp) of our report dated March 15, 2013 with respect to the financial statements of Row 44, Inc. for the years ended December 31, 2012 and 2011. Our report relating to the financial statements for the years ended December 31, 2012 and 2011 contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference of our Firm under the caption “Experts” in the Registration Statement.

/s/ Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP

Encino, California

April 22, 2013